Exhibit 99.1

Safeway Inc. Holds 2011 Investor Conference

Provides 2011 Financial Guidance and Announces Canadian Dividend and Debt Transaction

PLEASANTON, CA - March 8, 2011 - Safeway Inc. (NYSE:SWY) will hold a conference today for analysts and institutional investors beginning at 8:00 AM PST. Management will review Safeway’s recent performance and establish its 2011 financial guidance.

For the year 2011, prior to adjustments for the Canadian dividend discussed below, the company is initiating earnings per share guidance of $1.60 to $1.80 per diluted share. This guidance contemplates ID sales growth, excluding fuel, in a range of 1.0% to 1.5% in 2011, operating profit margin change, excluding fuel, of flat to slightly positive, cash capital expenditures of approximately $1.0 billion and free cash flow in a range of $0.85 billion to $0.95 billion.

Safeway’s Board of Directors has approved a $1.1 billion dividend from Canada to the United States, which is expected to be paid in two installments. The first dividend of $600 million is expected to be paid in the first quarter of 2011 with cash on hand in Canada. The second dividend of $500 million is expected to be paid in the second quarter of 2011 primarily with new borrowings in Canada. As a result of the dividend, Safeway expects to incur income tax expense of approximately $80 million (7.3% of the dividend) in the first quarter of 2011 and to pay approximately $95 million (8.6% of the dividend) of cash taxes in the second quarter of 2011. The company plans to pay off $600 million of U.S. debt and use the after-tax balance of the $1.1 billion dividend for share repurchases.

The dividend will reduce 2011 earnings per diluted share by $0.15 due to tax expense ($0.22 per diluted share), partially offset by share repurchases ($0.06 per diluted share) and lower interest expense ($0.01 per diluted share). The combined impact of the dividend and related share repurchases is expected to be accretive to earnings per diluted share in 2012 and beyond.

Company guidance for 2011, adjusted for the impact of the Canadian dividend, is earnings per share of $1.45 to $1.65 per diluted share, and free cash flow of $0.75 billion to $0.85 billion. At the same time, cash flow available to return to shareholders, or for debt pay-down, increases to $1.35 billion to $1.45 billion in 2011.

“We made tremendous progress in 2010. We achieved price parity in both the U.S. and Canada, continued to achieve significant cost reductions, launched new digital marketing initiatives and continued innovation in corporate brands,” said Steve Burd, Chairman, President & CEO. “With 85% of our store base remodeled into Lifestyle stores, we believe we have the freshest asset base in the supermarket industry. When you combine all this with our differentiated offering, we believe we are very well positioned for future growth.”

The investor conference will be broadcast live today from 8:00 AM (PST) to approximately 12:00 PM (PST) at http://www.safeway.com/investor_relations. Click on Webcast Events to access the event. The audio replay will be available in an archived format for approximately two weeks after the meeting.

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America. The company operates 1,694 stores in the United States and Canada and had sales of $41.1 billion in 2010.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, earnings per diluted share, identical-store sales growth, operating profit margins, capital expenditures, free cash flow, the effects of the pending dividend of cash from the Company’s Canadian subsidiary to the Company, taxes and cash flow available to return to shareholders or debt pay-down. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets; sales volume levels and price per item trends; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for existing or new business ventures, including our Blackhawk and Property Development Centers subsidiaries; legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions and effects from natural disasters; performance in new business ventures or other opportunities that we pursue; and the capital investment in and financial results from our Lifestyle stores. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

CONTACT:

Christiane Pelz, 925-467-3832

Melissa Plaisance, 925-467-3136

SOURCE: Safeway Inc.

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